Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Equity Investment Life Holding Company:

We consent to the use of our report dated March 9, 2010, with respect to the consolidated financial statements, and all related financial statement schedules, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 9, 2010, contains an explanatory paragraph that states the Company changed its method of evaluating other-than-temporary impairments of debt securities as of January 1, 2009 due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), the Company changed its method of accounting for convertible debt instruments as of January 1, 2009 due to the retrospective adoption of new accounting requirements issued by the FASB, and the Company changed its method of measuring fair value as of January 1, 2008 due to the adoption of new accounting requirements issued by the FASB.

/s/ KPMG LLP

Des Moines, Iowa
December 14, 2010